SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

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      14c-5(d)(2))

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                           APPALACHIAN POWER COMPANY
                           -------------------------

               (Name of Registrant As Specified in Its Charter)

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


                            APPALACHIAN POWER COMPANY
                                1 Riverside Plaza
                              Columbus, Ohio 43215



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TO THE STOCKHOLDERS OF
    APPALACHIAN POWER COMPANY:


      The annual meeting of the stockholders of Appalachian Power Company will be held on Tuesday, April 26, 2005, at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

           1. To elect eight directors of the Company to hold office for one year or until their successors are elected and qualified; and

           2. To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

      Only holders of record of Common Stock and certain issues of Cumulative Preferred Stock, no par value, at the close of business on March 9, 2005 are entitled to notice of and to vote at the annual meeting.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                 HEATHER L. GEIGER,
                                                 Secretary

March 30, 2005

                              INFORMATION STATEMENT

   This information statement is being furnished in connection with the annual meeting of stockholders of Appalachian Power Company (the Company), to be held on Tuesday, April 26, 2005 at 11:00 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

Voting at Meeting

   On March 9, 2005, the date for determining stockholders entitled to notice of and to vote at the meeting, there were 177,836 shares of 4-1/2% Cumulative Preferred Stock and 13,499,500 shares of Common Stock outstanding.

   Each holder of the 4-1/2% Cumulative Preferred Stock and each holder of Common Stock has the right to one vote for each share outstanding in such holder's name on the books of the Company at the close of business on March 9, 2005 for the election of directors and on any other business which may come before the meeting. Holders of 5.40% and 5.92% Cumulative Preferred Stock issued by the Company are not entitled to notice of, or to vote at, the meeting.

Principal Stockholders

   American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a registered public utility holding company under the Public Utility Holding Company Act of 1935, owns all of the Company's outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a "controlled company" as defined by the New York Stock Exchange
(NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

   AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

                              ELECTION OF DIRECTORS

   Eight directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

   The following brief biographies of the nominees include their ages as of March 1, 2005, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

         Name             Age            Business Experience
         ----             ---            -------------------
MICHAEL G. MORRIS         58    Elected president and chief executive officer of
                                AEP in January 2004, chairman of the board in February 2004 and chairman, president and chief executive officer of all of its major subsidiaries, including the Company, in January
                                2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility. A director of Cincinnati Bell, Inc. and The Hartford Financial
                                Services Group, Inc.

CARL L. ENGLISH           58    Vice president and director of the Company.
                                Joined AEP in 2004 as president-utility group and president-utility group and director of the Service Corporation. From 1999-2004 was president and chief executive officer of Consumers Energy gas division. A vice president and director of certain other AEP System companies.

JOHN B. KEANE             58    Vice president and director of the Company.
                                Joined AEP in 2004 as senior vice president, general counsel and secretary and senior vice president, general counsel, assistant secretary and director of the Service Corporation. Was president of Bainbridge Crossing Advisors from 2003-2004 and vice president-administration-
                                Northeast Utilities from 1998-2002. A vice president and director of certain other AEP
                                System companies.

HOLLY K. KOEPPEL          46    Vice chairman, vice president and director of
                                the Company. Joined AEP as vice president-new ventures in 2000, became senior vice president-corporate development in 2002, executive vice president-commercial operations of the Service
                                Corporation in 2002, executive vice president of AEP in 2002 and assumed her present position in 2004. Was regional vice president of Asia-
                                Pacific Operations, for Consolidated Natural Gas
                                International from 1996-2000. Vice chairman, vice president and director of certain other AEP
                                System companies.

VENITA MCCELLON-ALLEN     45    Vice president and director of the Company.
                                Joined AEP in 2004 as senior vice president-shared services and director of the Service
                                Corporation. Was senior vice president-human resources for Baylor Health Care System from
                                2000-2004 and senior vice president-customer services and corporate development of CSW from 1996-2000. A vice president and director of certain other AEP System companies.

ROBERT P. POWERS          51    Vice president and director of the Company
                                and executive vice president-generation and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001 and assumed his present position in 2003. A vice president and director of certain other AEP System companies.

STEPHEN P. SMITH          44    Vice president, treasurer and director of the
                                Company and senior vice president-corporate accounting, planning and strategy, treasurer and director of the Service Corporation. Joined the Service Corporation in 2003 as senior vice president-corporate accounting, planning and strategy, became treasurer of the Service
                                Corporation and certain other AEP System companies in 2003. From November 2000 to January
                                2003 was president and chief operating officer-corporate services for NiSource. Was senior vice president and deputy chief financial officer of Columbia Energy Group from 1999 to 2000. A director of Natural Resource Partners L.P. A vice president and director of certain other AEP
                                System companies.

SUSAN TOMASKY             51    Vice president and director of the Company,
                                executive vice president and chief financial officer of AEP and the Service Corporation.
                                Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001 and assumed her present position in 2004. A vice president and director of certain other AEP
                                System companies.

   Messrs. Morris, English, Keane, Powers and Smith and Ms. Koeppel, Ms. McCellon-Allen and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Messrs. Morris, English, Powers and Ms. Koeppel, Ms. McCellon-Allen and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Keane, Powers and Smith and Ms. Tomasky are also directors of AEP Generating Company, another subsidiary of AEP.

                      NEW GOVERNANCE POLICIES AND PROCESSES

   The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the proposed and final rules of the Securities and Exchange Commission (SEC) and the final listing standards of the NYSE relating to corporate governance. Based on the SEC's Final Rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance is in the best interest of the Company's shareholders.

                           DIRECTOR NOMINATION PROCESS

   The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP's affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred stockholders regarding potential candidates for director nominees.

                           COMMUNICATIONS TO THE BOARD

   Stockholders interested in communicating directly with the Company's board of directors can contact them by writing c/o Corporate Secretary, Appalachian Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

               BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

   The Company does not have a policy relating to attendance at the Company's annual meeting of stockholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of stockholders is not necessary.

                                 CODE OF ETHICS

   All of the Company's directors and officers, including its principal executive, financial and accounting officers are subject to AEP's Code of Conduct. The AEP Code of Conduct is available on AEP's website: www.AEP.com.

                                 OTHER BUSINESS

   Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

                             EXECUTIVE COMPENSATION

   Certain executive officers of the Company are employees of the Service Corporation. The salaries of these executive officers are paid by the Service Corporation and a portion of their salaries has been allocated and charged to the Company. The following table shows for 2004, 2003 and 2002 the compensation earned from all AEP System companies by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the SEC) of the Company at December 31, 2004 and Mr. Fayne, who ceased being an executive officer in July, 2004 and resigned on December 31, 2004. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation's executive compensation.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation                       Long-Term Compensation
                         ------------------------------             -------------------------------
                                                         Restricted
Name and                                    Other Annual   Stock    Securities  LTIP    All Other
Principal                Salary     Bonus   Compensation   Award    Underlying Payouts Compensation
Position          Year   ($)(1)     ($)(2)     ($)(3)      ($)(4)   Options(#) ($)(3)    ($)(4)
--------          ----   ------     ------  ------------   ------   ---------- ------- ------------
Michael G.        2004  1,123,577 1,250,000    607,553   9,228,000    149,000   -0-      178,058
Morris -
chairman of
the board and
chief
executive
officer of the
Company;
chairman of
the board,
president and
chief
executive
officer of AEP
and the
Service
Corporation;
chairman of
the board and
chief
executive
officer of
other AEP
System
companies(7)

Susan Tomasky     2004    503,846   350,000      -0-        -0-         -0-     -0-       50,791
- vice            2003    476,827   256,137      -0-        -0-        25,000   -0-       37,208
president and     2002    451,731    49,116      -0-        -0-        88,000   -0-       79,373
director of
the Company;
executive vice
president and
chief
financial
officer of AEP
and the
Service
Corporation;
vice president
and director of
other AEP
System companies

Thomas M.         2004    443,385   241,684     58,330     -0-          -0-     -0-      141,398
Hagan -           2003    421,615   237,850      -0-       -0-        25,000    -0-       29,326
executive vice    2002    345,517     -0-        -0-       -0-        88,000    -0-       59,976
president-AEP
Utilities West
and director of
the Service
Corporation;
vice president
and director of
other AEP
System companies

Holly K.          2004    443,385   267,217      2,404     -0-          -0-     -0-       37,304
Koeppel - vice    2003    426,635   175,000      -0-       -0-        25,000    -0-       25,451
chairman, vice    2002    267,279   250,000      -0-       -0-        88,000    -0-      109,751
president and
director of
the Company;
executive vice
president-AEP
Utilities East
and director of
the Service
Corporation;
vice chairman,
vice president
and director
of other AEP
System companies

Robert P.         2004    433,308   275,000      -0-       -0-          -0-     -0-       34,879
Powers - vice     2003    416,596   300,000      -0-       -0-        25,000    -0-       29,007
president and     2002    401,539    49,116      -0-       -0-        88,000    -0-       68,853
director of
the Company;
executive vice
president-
generation
and director
of the Service
Corporation;
vice president
and director
of other AEP
System companies

Henry W. Fayne    2004    517,961   309,000      -0-       -0-          -0-     -0-      970,895
- (retired)       2003    501,923   256,225      -0-       -0-        25,000    -0-       39,150
executive vice    2002    481,846    49,116      -0-       -0-        88,000    -0-       80,830
president and
director of
the Service
Corporation;
vice president
and director
of other AEP
System
companies(8)

(1) Amounts in the Salary column are composed of executive salaries and additional days of pay earned for years with more than the standard 260 calendar workdays and holidays.
(2) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2003 and 2004, except for Mr. Fayne, whose 2004 bonus was paid as part of a severance agreement. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. No SOIP awards were made for 2002, but Messrs. Powers and Fayne and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization. The amount in the Bonus column for Ms. Koeppel in 2002 represents a payment for successfully completing the sale of certain international investments.
(3) Amounts shown in Other Annual Compensation include perquisites if the aggregate amount of such benefits exceeds $50,000. For Mr. Morris, the amount shown for 2004 includes the incremental cost associated with his personal use of AEP's airplane of $250,487 and premiums for life insurance that AEP funds on his behalf of $141,403. The Other Annual Compensation also includes tax gross-up payments for Mr. Morris and the other named executive officers.
(4) Mr. Morris received an award of 300,000 restricted shares granted under the AEP 2000 Long-Term Incentive Plan upon his employment with AEP. The award was made on January 2, 2004. 50,000 shares vested on January 1, 2005 and 50,000 shares vest on January 1, 2006. The remaining 200,000 shares of restricted stock were granted as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept his position at AEP. These shares vest, subject to his continued employment, in three equal components on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The value of the restricted stock as of December 31, 2004 ($10,302,000) is determined by multiplying the total number of shares held by the closing price of AEP Common Stock on the NYSE on December 31, 2004. Dividends are paid on all restricted shares at the same rate as paid on AEP's Common Stock.
(5) Amounts in the Long-Term Compensation -- Payouts column generally reflect phantom stock units resulting from performance share units issued under the AEP 2000 Long-Term Incentive Plan. However, no shares were earned under this or any other plan in the periods shown. The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. However, these shares have not vested and will not generally vest until December 31, 2006, subject to the participant's continued employment. Therefore, the payout for these performance shares will be reported for 2006 if and when they vest. See below under Long-Term Incentive Plans -- Awards in 2004 on page 7 for additional information.
(6) Amounts in the All Other Compensation column for 2004, except for additional compensation to Messrs. Morris and Fayne disclosed in footnotes (7) and (8), include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Retirement Savings Plan; (ii) relocation and temporary living expenses; and (iii) subsidiary companies' director fees. Detail of the 2004 amounts included in the All Other Compensation column is shown below.


                            Mr.      Ms.     Mr.      Ms.      Mr.      Mr.
Item                        Morris  Tomasky  Hagan   Koeppel   Powers   Fayne
----                        ------  -------  -----   -------   ------   -----

Savings Plan Matching
Contributions...........   $ 6,534  $ 6,888 $  8,850  $ 9,225  $  7,283  $ 6,793
Supplemental Savings Plan
Matching Contributions..    41,712   27,103   21,626   18,429    16,546   27,892
Relocation and Temporary
Living Expenses.........    27,250    -0-    101,972    -0-      -0-       -0-

Subsidiary Director Fees    17,400   16,800    8,950    9,650    11,050   16,200

(7) No 2002 or 2003 compensation information is reported for Mr. Morris because he was not an executive officer in those years. Club initiation fees of $85,163 were included in the All Other Compensation column for Mr. Morris.
(8) In July 2004, AEP realigned its management team and Mr. Fayne ceased being an executive officer of AEP and was assigned other responsibilities. He left active employment on December 31, 2004 with 31 years of service and, as a result, was paid severance compensation of $814,039 and accrued vacation pay of $105,971 that is included in the All Other Compensation column. He also received a bonus of $309,000, which is included in the Bonus column.


                              OPTION GRANTS IN 2004

                                        Individual Grants
                         -------------------------------------------
                         Number of   Percent
                         Securities  of Total
                         Underlying  Options     Exercise            Grant Date
                         Options     Granted to  or Base               Present
                         Granted     Employees    Price   Expiration    Value
                          (#)(1)     In 2004      ($/Sh)    Date       ($)(2)
                         ----------  ----------  -------- ---------- -----------

M. G. Morris..........    149,000     100%       $30.76    1-2-2014    902,940
S. Tomasky............      -0-       -0-          --        -0-         -0-
T. M. Hagan...........      -0-       -0-          --        -0-         -0-
H. K. Koeppel.........      -0-       -0-          --        -0-         -0-
R. P. Powers..........      -0-       -0-          --        -0-         -0-
H. W. Fayne...........      -0-       -0-          --        -0-         -0-

(1) Mr. Morris is the only executive officer named in the Summary Compensation Table who was granted options in 2004. Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement. All other executives named in the Summary Compensation Table were granted options in December 2003. Mr. Morris' options were granted on January 2, 2004 and have an exercise price of $30.76, which is equal to the closing price of AEP Common Stock on the NYSE on that date. Mr. Morris' options will vest in three approximately equal annual amounts beginning on January 1, 2005. These options also fully vest upon termination due to retirement, death or for such other circumstances as the HR Committee determines warrant vesting and continuation of these options. In the above circumstances, these options will expire on the earlier of five years from the date of termination or death, or the original expiration date. All AEP stock options may also vest as the result of a change-in-control of AEP (see discussion of the Change-in-Control Agreements on page 12) and expire upon termination of employment for reasons other than retirement, disability or death, unless the HR Committee determines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.
(2) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP Common Stock at a future date.

    Significant assumptions for the grant on January 2, 2004 are shown below:

Stock Price Volatility       28.17%     Dividend Yield         4.84%
Risk-Free Rate of Return      4.14%     Option Term            7 years


        AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

            Shares
            Acquired
            on       Value      Number of Securities     Value of Unexercised
            Exercise Realized  Underlying Unexercised        In-The-Money
Name          (#)      ($)     Options at 12-31-04(#)   Options at 12-31-04($)
----        -------- --------  ----------------------   ----------------------
                             Exercisable Unexercisable Exercisable Unexercisable

M.G. Morris    --      --        --         149,000       -0-       $  533,420
S.Tomasky    29,333  206,130  200,000        83,667       -0-       $  586,846
T.M. Hagan     --      --      91,833        83,667     213,544     $  586,846
H.K. Koeppel 29,332  182,357   23,700        83,668       -0-       $  586,853
R.P. Powers    --      --     139,033       107,267     213,544     $  586,846
H.W. Fayne   29,333  211,178  283,667         --        586,846     $    --

* Based on the difference between the closing price of AEP Common Stock on the NYSE on December 31, 2004 ($34.34) and the option exercise price. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date indicated.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2004

   Mr. Morris is the only executive officer named in the Summary Compensation Table who received awards in 2004. Pursuant to his employment contract, Mr. Morris was awarded performance share units in January 2004, pursuant to the AEP 2000 Long-Term Incentive Plan. All other executives named in the Summary Compensation Table received awards for the same period of performance in December 2003, which were previously reported in AEP's 2004 Proxy Statement. Although Mr. Morris' individual performance period was less than one year, the performance period measured exceeded one year. Mr. Morris' award is described here and in footnote 5 to the Summary Compensation Table under LTIP Payouts for consistency with the other named executive officers. Performance share units are generally equivalent to shares of AEP Common Stock. Dividends are reinvested in additional performance share units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The value of the performance share unit awards is dependent on AEP's total shareholder return for the applicable performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period, the AEP Common Stock price on each dividend payment date and AEP's earnings per share versus a target established by the HR Committee.

   The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards.

   Deferral of earned performance share units into phantom AEP Stock Units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the AEP Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or AEP Common Stock.

                                              Estimated Future Payouts of
                                             Performance Share Units Under
                                              Non-Stock Price-Based Plan
                                         --------------------------------------
                               Performance
                   Number of   Period Until
                   Performance  Maturation    Threshold    Target    Maximum
    Name           Share Units  or Payout        (#)        (#)        (#)
    ----           ----------- -----------    ---------    ------    -------
M. G. Morris         119,000    12/10/03-      23,800     119,000    238,000
                                12/31/04
T. M. Hagan            -0-                      -0-         -0-        -0-
S. Tomasky             -0-                      -0-         -0-        -0-
H. K. Koeppel          -0-                      -0-         -0-        -0-
R. P. Powers           -0-                      -0-         -0-        -0-
H. W. Fayne            -0-                      -0-         -0-        -0-

   The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. These performance shares will generally vest, subject to the participant's continued employment, on December 31, 2006 and, upon vesting, will be reported in the LTIP Payouts column. As of December 31, 2004, the performance shares awarded for Mr. Morris and the other named executive officers (other than Mr. Fayne) had an estimated value of $5,247,770 and $934,872, respectively. The number of performance shares held by Mr. Fayne for this performance period was reduced by approximately two-thirds upon his retirement. The estimated value of Mr. Fayne's performance shares was $311,601 as of December 31, 2004.

                              RETIREMENT BENEFITS

   AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Hagan) participates in the AEP Plans. Mr. Hagan participates in the CSW Plans.

   The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan's prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant's eligible pay. The amount of pay taken into account for the executive officers named in the Summary Compensation Table has been capped at $1,000,000. Effective January 1, 2004, that cap on eligible pay was increased to the greater of $1,000,000 or two times the participant's annual base rate of pay as of the last day of a given year (or, if the participant's employment was terminated during the year, as of the date of such termination of employment). The applicable percentage of eligible pay credited to a participant's account is determined each year by reference to the participant's age and years of vesting service as of December 31 of that year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

                   Sum of Age Plus             Applicable
                   Years of Service            Percentage
                   ----------------            ----------
                   Less than 30                   3.0%
                   30-39                          3.5%
                   40-49                          4.5%
                   50-59                          5.5%
                   60-69                          7.0%
                   70 or more                     8.5%

   All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2004, the interest rate was 5.12%. Interest continues to be credited as long as the participant's balance remains in the plan.

   The CSW SERP also includes a final average pay cash balance formula which provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned credited service under the CSW Cash Balance Plan, multiplied by (ii) the participant's final average pay. "Final average pay" for executive officers generally is the average annual compensation (consisting of the following amounts when paid: wages as reported in the Salary column of the Summary Compensation Table and that the portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan, which is described in the AEP Human Resources Committee Report on Executive Compensation under the heading Annual Incentive) during the 36 consecutive months of highest pay during the 120 months prior to retirement.

   Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits under the AEP Plans and the CSW Plans generally do not become vested until the participant has been credited with at least 5 years of service. Mr. Morris has an individual agreement with AEP that provides that Mr. Morris will become vested in the amount credited to his cash balance account at a rate of 20% per year as of each of the first five anniversaries of his commencement date (January 1, 2004).

   Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Ms. Koeppel and Mr. Powers each have an individual agreement which provides that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula (or, with respect to Mr. Hagan, under the CSW Plans' final average pay cash balance formula) to each of the executive officers named in the Summary Compensation Table (other than Mr. Fayne) at age 65 is:

                             Annual
          Name               Benefit
          ----               --------
          M. G. Morris       $397,600
          S. Tomasky          297,000
          T. M. Hagan         117,100
          H. K. Koeppel       194,500
          R. P. Powers        192,300

These amounts are based on the following assumptions and agreements:

o The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2004 and all subsequent years, assuming no salary changes. The portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan is used for 2005 and annual incentive awards at the 2004 target level (as further described in the AEP Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 14) are used for all subsequent years beyond 2005.
o Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.89% (the Applicable Interest Rate being used by the Plans for 2005) and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.
o Mr. Morris has an individual agreement with AEP that provides for an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date) and annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).
o Ms. Tomasky, Ms. Koeppel and Mr. Powers have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Ms. Tomasky, 20 years; Ms. Koeppel, 15.25 years; and Mr. Powers, 17 years. That service credit was taken into account in calculating their accrued benefit under the AEP Plans as of December 31, 2000, and therefore was reflected in the amount credited to their opening cash balance account as of January 1, 2001, the date the cash balance formula first became effective. As mentioned above, the agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

   Henry Fayne's employment with AEP terminated as of December 31, 2004 and he commenced payment of his retirement benefits as of January 1, 2005. His retirement benefits that became payable from the AEP Plans were determined under the final average pay formula, which is described in the following paragraphs.

   In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees who are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant's choice of the form of benefit (single life annuity, lump sum, etc.) Participants who remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant's final average pay benefit payable at the participant's normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant's subsequent service or compensation. After December 31, 2010, each participant's frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant's normal retirement age.

   Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus earned out of the participant's most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Morris (who is not eligible for the final average pay formula under the AEP Plans) and Mr. Hagan (whose final average pay benefits are discussed below in connection with the CSW Plans), is consistent with that shown in the Salary column of the Summary Compensation Table and that portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan.

   The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65.


                          AEP PLANS PENSION PLAN TABLE

                           Years of Accredited Service
                -------------------------------------------------------------
Highest Average
Annual Earnings      15       20       25         30         35         40
--------------- -------------------------------------------------------------
 $  400,000       $ 92,715 $123,620 $154,525 $  185,430 $  216,335 $  242,935
    500,000        116,715  155,620  194,525    233,430    272,335    305,585
    600,000        140,715  187,620  234,525    281,430    328,335    368,235
    700,000        164,715  219,620  274,525    329,430    384,335    430,885
    800,000        188,715  251,620  314,525    377,430    440,335    493,535
    900,000        212,715  283,620  354,525    425,430    469,335    556,185
  1,000,000        236,715  315,620  394,525    473,700    552,335    618,835
  1,200,000        284,715  379,620  474,525    569,700    664,335    744,135


   The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant's expense. Retirement benefits listed in the table are not subject to any further reduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant's election to commence benefits between ages 55 and
62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

   Under the AEP Plans, as of December 31, 2004, for the executive officers named in the Summary Compensation Table (except for Mr. Morris and Mr. Hagan), the number of years of service applicable for the final average pay formula were as follows: Ms. Tomasky, 26.5 years; Ms. Koeppel, 19.8 years; Mr. Powers, 22.5 years; and Mr. Fayne, 30.1 years. The years of service for Ms. Tomasky, Ms. Koeppel and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

   Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, Mr. Hagan is eligible to participate in the CSW Plans and has a choice upon his termination of employment to elect his benefit based on the cash balance formula or the prior pension formulas.

   The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant's Social Security benefit.

                          CSW PLANS PENSION PLAN TABLE
              -----------------------------------------
  Highest
  Average
  Annual                                         30 or
  Earnings        15        20         25        more
-----------   -----------------------------------------
$   400,000   $100,000   $133,333   $166,667   $200,000
    500,000    125,000    166,667    208,333    250,000
    600,000    150,000    200,000    250,000    300,000
    700,000    175,000    233,333    291,667    350,000
    800,000    200,000    266,667    333,333    400,000
    900,000    225,000    300,000    375,000    450,000
  1,000,000    250,000    333,333    416,667    500,000
  1,200,000    300,000    400,000    500,000    600,000


   Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 12/3% of "Average Compensation" times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant's age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. "Average Compensation" equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Hagan has an agreement entered into with CSW prior to its merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Hagan attained age 60 during 2004. Therefore, his years of credited service and age as of December 31, 2004, are 30 and 60.

   AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne is the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and, as a result of his retirement, he will receive monthly supplemental retirement payments of $4,594 over fifteen years commencing in January 2005.

                              EMPLOYMENT AGREEMENT

   AEP entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or AEP takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 100% of his base salary. The Agreement provides that in his first year, Mr. Morris will receive an annual bonus that in no event is less than the target bonus. The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance share grant for 119,000 shares and 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with AEP. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris may use AEP's aircraft for personal use. AEP has purchased a universal life insurance policy for Mr. Morris that provides a $3 million death benefit. Mr. Morris was provided an opening balance in AEP's Retirement Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the Retirement Plan (currently at 8.5%) on all eligible earnings up to two times his annual base salary. See above under Retirement Benefits for additional information. In the event AEP terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

             SEVERANCE AGREEMENTS AND CHANGE-IN-CONTROL AGREEMENTS

   In January 2005, the AEP Board adopted a policy to seek shareholder approval for any future severance agreement with any senior executive officer of AEP when any such agreement would result in specified benefits provided to the officer in excess of 2.99 times his or her salary and bonus. The policy resulted from AEP Board discussions that began following the April 2004 annual shareholders' meeting, at which a majority of the shareholders who cast votes (although not a majority of the shares outstanding) approved a resolution requesting that the AEP Board consider such a policy. A copy of the policy can be found on our website at www.AEP.com.

   AEP has change-in-control agreements with all of the executive officers named in the Summary Compensation Table, except for Mr. Fayne. If there is a "change-in-control" of AEP and the executive officer's employment is terminated
(i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

o Lump sum payment equal to 2.99 times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.
o Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.
o Outplacement services and other non-cash severance or separation benefits under the terms of a plan or agreement as may then be available to other employees.

   Under these agreements, "change-in-control" means:

o The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock;
o A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or
o Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

   In addition to the change-in-control agreements described above, the AEP
2000 Long-Term Incentive Plan authorizes the HR Committee to include change-in-control provisions in award agreements (defined in a manner similar to the change-in-control agreements described above). Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

   The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control.

          AEP HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The HR Committee annually reviews AEP's executive compensation in the context of the performance of management and AEP. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board of Directors in accordance with SEC and NYSE rules. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP-CSW merger, and currently receives non-qualified pension and deferred compensation payments from AEP. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the intended tax deductibility of qualified compensation under Section 162(m).

   In setting compensation levels, the HR Committee recognizes that AEP's executive officers are charged with managing what is among the largest and most geographically diverse energy companies in a volatile business environment.

   AEP's executive compensation is designed to maximize shareholder value, to support the implementation of AEP's business strategy and to improve both corporate and personal performance. The HR Committee's compensation policies supporting these objectives are:

o To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.
o To place a significant amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.
o To establish compensation opportunities that enhance AEP's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.
o To provide compensation that is reflective of current market practices in order to maintain a stable and successful management team.

   In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general, and to provide recommendations to the HR Committee regarding AEP's compensation and benefits programs and practices.

   The HR Committee annually reviews AEP's executive compensation relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2004, the Compensation Peer Group consists of 13 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect AEP's size, scale, business complexity and diversity. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as industry-specific compensation surveys, when setting pay levels.

Stock Ownership Guidelines

   The HR Committee believes that linking a significant portion of an executive's current and potential future net worth to AEP's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP's shareholders and further encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee maintains stock ownership targets for senior managers in order to further align executive and shareholder interests. The HR Committee annually reviews the target stock ownership levels for each salary grade and officer level and periodically adjusts these levels as they determine to be appropriate. AEP's target ownership levels are directly related to the officer's corporate position, with the greatest ownership target assigned to the chief executive officer. In 2004, stock ownership targets were assigned for each of the executive officers named in the Summary Compensation Table in an amount of 109,300 shares for the Chief Executive Officer (CEO) and 35,300 for each of the Executive Vice Presidents.

   Executives are expected to achieve stock ownership targets within five years of the date each is assigned. Personal AEP stock holdings, restricted stock, and common stock equivalents resulting from performance shares, deferred compensation and balances in the AEP stock fund of the AEP System Retirement Savings Plan and AEP System Supplemental Retirement Savings Plan are included in determining compliance with the stock ownership targets. AEP's ownership targets reflect the minimum total stock ownership each executive is expected to achieve within the specified five-year period and, therefore, all AEP common stock and stock equivalents held by an executive are counted towards all of their ownership targets simultaneously. All performance shares that would otherwise be earned are mandatorily deferred into phantom Stock Units (career shares), a common stock equivalent, for participants who have not met their stock ownership targets. Participants are required to hold these career shares until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership target within its associated 5 year window period will be required to
(i) defer twenty-five percent (25%) of their annual incentive compensation into AEP phantom Stock Units and (ii) retain all AEP shares realized through AEP stock options exercises, except an amount equal to the exercise costs and tax withholding, until their stock ownership target has been satisfied. Beginning January 1, 2006, the mandatory annual incentive compensation deferral, described in (i) above, will increase to fifty percent (50%).

   As of March 1, 2005, Mr. Morris, Ms. Tomasky and Mr. Hagan have each met all of their stock ownership targets. Ms. Koeppel and Mr. Powers have each met the stock ownership target assigned to them before 2004 and are on course to reach the stock ownership target assigned to them in January 2004. See the table on page 17 for actual ownership amounts.

Components of Executive Compensation

   Base Salary. When reviewing executive base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; supervisor recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual and corporate performance and changes within the Compensation Peer Group.

   The HR Committee generally targets base salary levels at the median of AEP's Compensation Peer Group. For 2004, base pay represented less than one-quarter of the compensation opportunity for the CEO and less than one-third for the other listed executive officers when annual and long-term incentive compensation is included (assuming target performance levels were achieved). The 2004 base salary levels for the CEO and other executive officers named in the Summary Compensation Table approximated the median of AEP's Compensation Peer Group for the positions each held at the beginning of the year.

   Annual Incentive. The primary purpose of AEP's annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of AEP's strategic plan for maximizing shareholder value. For 2004, AEP's Senior Officer Incentive Compensation Plan (SOIP) provided a variable, performance-based annual incentive as part of total compensation for executive officers.

   SOIP participants are assigned an annual target award expressed as a percentage of their base earnings for the period. For 2004 the HR Committee initially established annual SOIP target awards for the executive officers named in the Summary Compensation Table, other than Mr. Morris, of 60% of salary. The incentive target for Ms. Tomasky was increased to 65% of salary in June 2004 resulting in a weighted average target of 62.8% of salary for the full year. As part of Mr. Morris's employment agreement, the HR Committee established his annual target award at 100% of his salary for 2004 and specified that his bonus for 2004 will not be less than the target amount.

   SOIP awards for 2004 were based on the following pre-established performance measures:

o     Earnings Per Share (50%),
o     Operations and Maintenance Expense vs. Budget (15%), and
o     Annual operating goals (35%), which include:
o     Workforce Safety (15%),
o     Workforce Diversity (10%), and
o     Environmental Goals (10%).

   Actual awards for 2004 could have varied from 0% to 200% of the target award based on performance. Annual incentive payments are subject to adjustment at the discretion of the HR Committee.

   For 2004, the above performance measures produced an aggregate award score of 96.5% of each employee's target award for the SOIP. The amounts earned for 2004 are shown for the executive officers listed in the Bonus column of the Summary Compensation Table on page 5.

   Long-Term Incentive. The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

   All AEP long-term incentive (LTI) awards to executive officers are made under the shareholder-approved AEP 2000 Long-Term Incentive Plan. This plan provides various types of LTI and performance measures from which the HR Committee may select to provide the most effective incentives to Company management for achievement of AEP's strategies and goals.

   In December 2003 the HR Committee made LTI awards in lieu of LTI awards that would normally have been made in January 2004, which were previously reported in AEP's 2004 proxy statement. The HR Committee reverted back to a January award cycle for subsequent LTI awards. As a result of this change in LTI award timing, AEP made no LTI awards in 2004 to the executive officers named in the Summary Compensation Table other than to Mr. Morris who received LTI awards upon his hire in January 2004 pursuant to his employment agreement.

   Stock Options

   Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement as shown in the Summary Compensation Table on page 5.

   Subsequently, the HR Committee stopped issuing new stock option awards as part of its LTI program, in favor of increased utilization of performance shares. The HR Committee believes this change was necessary to reflect changes in AEP's business objectives, external market compensation practices, and the cost-benefit ratio of stock options relative to other alternatives. Therefore, no other stock options were awarded in 2004.

   Performance Shares

   The HR Committee periodically grants target performance share awards to AEP management. Performance shares were granted in January of 2002 and 2003 each covering the three-year performance period beginning January 1st of that year and generally vesting, subject to the participant's continued employment, at the end of the performance period. Performance shares were also granted in December 2003 covering the performance period of December 10, 2003 through December 31, 2004 and generally vesting, subject to the participant's continued employment, on December 31, 2006. The performance share awards for the 2002-2004 and 2003-2005 performance periods are earned based on AEP's three-year total shareholder return for the performance period measured relative to the S&P electric utility index with at least median performance required to earn the target award. The performance share awards for the December 10, 2003 through December 31, 2004 performance period are earned based on two equally weighted performance measures: total shareholder return for the performance period measured relative to the S&P electric utilities and one-year earnings per share measured relative to a board approved target. The value of performance share awards ultimately earned for a performance period can range from 0%-200% of the target value plus accumulated dividends.

   Upon his hire in January 2004 the HR Committee established a target performance share award of 119,000 performance shares for the December 10, 2003 through December 31, 2004 performance period for Mr. Morris pursuant to his employment agreement. No other performance share targets were established in 2004.

   Payments of earned performance share awards are initially deferred in the form of phantom Stock Units (equivalent in fair value to shares of AEP Common Stock) until the participant has met his or her stock ownership target. Such deferrals continue until at least the participant's termination of employment. Once participants reach their respective stock ownership target, they may then elect either to defer subsequent awards into AEP's deferred compensation plan, which offers returns equivalent to various market-based investment options including AEP stock equivalents, or to receive further earned performance share awards in cash and/or AEP Common Stock.

   AEP's total shareholder return for the 2002-2004 performance period ranked 19th relative to the S&P peer utilities which produced an award score equal to 20% of the performance shares targets originally granted for this performance period plus dividend credits. However, the HR Committee reduced the award score for this performance period to 0% since AEP's total shareholder return for this performance period was both negative and less than the return on comparable U.S. Treasury securities.

   AEP's total shareholder return and earnings per share for the December 10, 2003 through December 31, 2004 performance period produced an award score of 123.1% of the performance share targets originally granted for this performance period plus dividend credits. The resulting awards have been made in phantom Stock Units that will generally vest, subject to the participant's continued employment, on December 31, 2006.

   A further description of performance share awards is shown under Long-Term Incentive Plans - Awards in 2004 on page 7.

   Restricted Stock

   Upon his hire and pursuant to his employment agreement the HR Committee granted 100,000 restricted shares to Mr. Morris as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation from his prior employer that Mr. Morris was required to forfeit in order to accept employment with AEP. These restricted shares are shares of AEP common stock that include dividend and voting rights but that cannot be sold, transferred, pledged or otherwise encumbered until they vest. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The HR Committee believes that granting these restricted shares to Mr. Morris was reasonable, appropriate and necessary in order to ensure his hire and a timely and successful CEO transition, as well as to motivate Mr. Morris to vigorously pursue the interests of shareholders. The dollar value of the restricted shares awarded to Mr. Morris are shown in the Summary Compensation Table on page 5.

   No restricted shares were awarded to any other executive officer or other employee in 2004 but the HR Committee did award restricted Stock Units to certain executive officers and other key employees who are not listed in the Summary Compensation Table during 2004.

Tax Policy on Deductibility of Compensation

   The HR Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid in any year to AEP's chief executive officer or any of the other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. The HR Committee's general policy is to structure compensation programs so that Section 162(m) does not limit the tax deductibility of compensation for AEP. The HR Committee also believes that AEP needs flexibility to meet its incentive and retention objectives, even if AEP may not deduct all of its compensation. Performance shares and stock options issued under the AEP 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Annual incentive awards under the SOIP are not eligible for the performance-based exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m). The HR Committee believes that it is in the interests of AEP to maintain flexibility to increase annual incentive awards above the amount a strict performance formula might provide. The reservation of such discretion, in itself, precludes the application of the exemption from the
Section 162(m) deduction limits.

   No executive officer named in the Summary Compensation Table, other than Mr. Morris, had taxable compensation paid in 2004 in excess of the Section 162(m) limit. The restricted shares issued to Mr. Morris upon his hire and pursuant to his employment agreement are not performance-based awards and the value of these awards, his 2004 annual bonus and a small portion of his salary, will not be tax deductible to AEP. The HR Committee intends to continue to consider the impact of Section 162(m) in its executive compensation decisions and in evaluating AEP's executive compensation programs.

                        AEP Human Resources Committee Members
                            John P. DesBarres, Chair
                            E. R. Brooks
                            Donald M. Carlton
                            Robert W. Fri

Compensation Committee Interlocks and Insider Participation

   The HR Committee is composed of Messrs. Brooks, Carlton, DesBarres and Fri. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP-CSW merger. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the tax deductibility of Section 162(m) qualified compensation.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2005 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                        Options
                                                      Exercisable
                                              Stock     Within
           Name                Shares        Units(a)   60 Days      Total
           ----                ------        --------   -------     -------
C. L. English..............    --             30,632      --         30,632
H. W. Fayne................   7,129(b)(c)     13,699    283,667     304,495
T. M. Hagan................  15,030(b)           155    129,499     144,684
J. B. Keane................    --             15,316      --         15,316
H. K. Koeppel..............     246(b)           380     61,366      61,992
V. McCellon-Allen..........    --             10,103      --         10,103
M. G. Morris............... 310,921(f)          --       49,666     360,587
R. P. Powers...............     658(b)(d)      1,345    200,299     202,302
S. P. Smith................    --               --       16,500      16,500
S. Tomasky.................   2,668(b)(d)      6,744    237,666     247,078
D. E. Waldo................      22(b)          --        00             22
All directors, nominees and
  executive officers as a group
(11 persons).............   421,905(d)(e)     78,374    978,663   1,478,942

(a) This column includes amounts deferred in Stock Units and held under AEP's various director and officer benefit plans.
(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Tomasky, 2,668; Ms. Koeppel, 246; Mr. Fayne, 6,407; Mr. Hagan, 4,537; Mr. Powers, 658; Mr. Waldo, 22; and all directors and executive officers as a group, 14,538.
(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. Fayne, 671.
(d) Does not include, for Ms. Tomasky and Mr. Powers, 85,231 shares in the American Electric Power System Educational Trust Fund over which Ms. Tomasky and Mr. Powers share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e) Represents less than 1.5% of the total number of shares outstanding.
(f) Consists of restricted shares with different vesting schedules and accrued dividends.

                       MEETINGS OF THE BOARD OF DIRECTORS

   Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2004, the Board held twelve regular meetings.

   Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

   The Board of Directors of the Company has no committees.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2005.

   A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a stockholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such stockholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

   The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. While the Company has neither an Audit Committee nor pre-approval procedures, AEP's Audit Committee pre-approval procedures are applicable to the Company.

                                                    2003             2004
                                                    ----             ----
 Audit Fees(1)
      Financial Statement Audits..........      $      --        $   806,963
      Sarbanes-Oxley 404..................      $      --        $   599,345
      Audit Fees - Other..................      $      --        $    48,360
                                                -----------      -----------
           Total Audit Fees...............      $   411,900      $ 1,454,668
 Audit-Related Fees(2)....................      $      --        $     5,000
 Tax Fees(3)..............................      $   366,000      $ 1,668,727
 All Other Fees...........................      $      --        $      --
                                                -----------      -----------
       TOTAL..............................      $   777,900      $ 3,128,395
                                                ===========      ===========

 (1) Audit fees in 2003 and 2004 consisted primarily of fees related to the audit of the Company's annual consolidated financial statements. In 2004, audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company's internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide, such as attestation requirements on statutory reports and regulatory filings of the Company and certain of its wholly owned subsidiaries.
 (2) Audit related fees consisted principally of audits of employee benefit plans.
 (3) Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

AEP's Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

   The AEP Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2004, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

                                    FORM 10-K

   A copy of the Company's 2004 Annual Report to the SEC, including the Company's financial statements for the year ended December 31, 2004, is being furnished with this information statement. The 2004 Annual Report is also available on AEP's website at www.AEP.com.

                                                            HEATHER L. GEIGER,
                                                                       Secretary

March 30, 2005